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                                                                   Exhibit 10.83

AMENDMENT SIX

This Amendment (the "Amendment") is entered into as of August 11th, 2003 between FUNIMATION PRODUCTIONS, LTD., a Texas limited partnership having its registered office at 6851 NE Loop 820, Suite 247, Forth Worth, Texas 76180 U.S.A. ("Licensor") and ATARI, Inc. (f/k/a Infogrames, Inc.), a Delaware corporation having its principal offices at 417 Fifth Avenue, New York, NY 10016 ("Licensee").

                              W I T N E S S E T H:

      WHEREAS, Licensor and Licensee entered into a Sublicense Agreement dated October 27, 1999, which was subsequently amended by Amendment One dated April 20, 2002, and by Amendment Two dated June 15, 2002, and by Amendment Three dated October 15, 2002, and by Amendment Four dated November 13, 2002, and by Amendment Five dated February 21, 2003 (the Sublicense Agreement as thereby amended shall hereafter be referred to as the "Agreement", as in full force and effect as of the date hereof); and

      WHEREAS, both Licensee and Licensor are in agreement with respect to the terms and conditions upon which to enter into this Amendment to amend the Agreement;

      NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound, do hereby agree as follows:

1. Subject to the terms and conditions of this Amendment and of the Agreement, the definition of Licensed Products (as stated in Schedule A, Paragraph 4 of the Agreement) is hereby expanded to include the following three (3) additional Licensed Product items based on the Property and/or the Film:

      (a) Licensed Products item #13: one (1) interactive "role playing" style game for the Nintendo Game Boy Advance platform (tentatively titled "Dragon Ball
Z: The Legacy of Goku 3");

      (b) Licensed Products item #14: one (1) interactive "fighting" style game for the Sony Playstation2 platform (titled "Dragon Ball Z: Budokai 2"); and

      (c) Licensed Product item #15: one (1) interactive "fighting" style game for the Nintendo Game Cube platform (titled "Dragon Ball Z: Budokai").

2. The Royalty Rate (as stated in Schedule A, Paragraph 8 of the Agreement) for each Licensed Product items #13, #14, and #15 shall be:

      (a) for total unit sales per any such individual Licensed Product item for up to five hundred thousand (500,000) units of such individual Licensed Product item, eight and one half percent (8.5%) of Net Sales, except that with regard to any of such Licensed Product sold FOB a location outside the Licensed Territory the Royalty Rate shall be ten and one-half percent (10.5%) of Net Sales; and

      (b) for total unit sales per any such individual Licensed Product item in excess of five hundred thousand (500,000) units of such individual Licensed Product item, ten percent (10%) of Net Sales, except that with regard to any of such Licensed Product sold FOB a location outside the Licensed Territory the Royalty Rate shall be twelve percent (12%) of Net Sales.


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For the purposes of clarity, 2(b) above shall apply only to any given Licensed
Product item covered by this Amendment if sales of such individual Licensed Product item exceed 500,000 units of that individual Licensed Product item, and 2(b) above shall not apply to sales of any other Licensed Product item covered by this Amendment until sales of such individual Licensed Product item have exceeded 500,000 units.

3. With respect to each Licensed Product items #13, #14 and #15, Licensee shall pay to Licensor a non-refundable advance of two hundred thousand dollars ($200,000) payable as stated herein. The advance for each Licensed Product item shall be recoupable against future royalties payable to Licensor for sales of such Licensed Product item. The advance for each Licensed Product item shall be payable as follows:

      (a) For Licensed Product item #13: one hundred thousand dollars ($100,000) upon execution of this Amendment and one hundred thousand dollars ($100,000) on the date Licensed Product item #13 is first available for purchase by the public or on June 29, 2004, whichever occurs, first;

      (b) For Licensed Product item #14: one hundred thousand dollars ($100,000) upon execution of this Amendment and one hundred thousand dollars ($100,000) on the date Licensed Product item #14 is first available for purchase by the public or on December 9, 2003, whichever occurs first; and

      (c) For Licensed Product item #15: one hundred thousand dollars ($100,000) upon execution of this Amendment and one hundred thousand dollars ($100,000) on the date Licensed Product item #15 is first available for purchase by the public or on October 28, 2003, whichever occurs first.

4. With respect to Licensed Product item #13, the Product Dates (as stated in Schedule A, Paragraph 11 of the Agreement) shall be:

      (a)   Design Date: Concept Document

      (b) Phase 1 Date: In-game artwork: 3D models, Environment maps & in-game items.

      (c)   Phase 2 Date: 06/01/04 - Alpha (as defined in the Agreement.)

      (d)   Phase 3 Date: 06/15/04 - Beta (as defined in the Agreement.)

      (e)   Phase 4 Date: 6/29/04 - Gold (as defined in the Agreement.)

5. With respect to Licensed Product item #14, the Product Dates (as stated in Schedule A, Paragraph 11 of the Agreement) shall be:

      (a)   Design Date: Concept Document

      (b) Phase 1 Date: In-game artwork: 3D models, Environment maps & in-game items.

      (c)   Phase 2 Date: 08/15/03 - Alpha (as defined in the Agreement.)

      (d)   Phase 3 Date: 10/15/03 - Beta (as defined in the Agreement.)

      (e)   Phase 4 Date: 12/09/03 - Gold (as defined in the Agreement.)

6. With respect to Licensed Product item #15, the Product Dates (as stated in Schedule A, Paragraph 11 of the Agreement) shall be:

      (a)   Design Date: Concept Document.


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      (b)   Phase 1 Date: In-game artwork: 3D models, Environment maps & in-game items.

      (c)   Phase 2 Date: 07/30/03 - Alpha (as defined in the Agreement.)

      (d)   Phase 3 Date: 08/06/03 - Beta (as defined in the Agreement.)

      (e)   Phase 4 Date: 10/28/03 - Gold (as defined in the Agreement.)

7. Licensee shall have the right to grant Prima the right to produce four (4) additional print and online strategy guides under the terms of the Sublicense (hereafter, "Sublicensed Product items #4, #5, #6 & #7" respectively).

      (a) Sublicensed Products item #4 shall be based on Licensed Product item #9, an interactive "fighting" style game for the Game Boy Advance platform (titled "Dragon Ball Z: Taiketsu");

      (b) Sublicensed Product item #5 shall be based on Licensed Product item #10, an interactive role-playing game for Game Boy Advance platform (titled "Dragon Ball Z: The Legacy of Goku II");

      (c) Sublicensed Product item #6 shall be based on Licensed Product item #14, an interactive "fighting" style game for the Sony Playstation2 platform (titled "Dragon Ball Z: Budokai 2"); and

      (d) Sublicensed Product item #7 shall be based on Licensed Product item #15, an interactive "fighting" style game for the Nintendo Game cube platform (titled "Dragon Ball Z: Budokai").

8. The rights granted to Licensee (or to Prima, as applicable) hereunder with respect to Sublicensed Product items #4, #5, #6 & #7 are granted under the same terms and conditions applicable to Sublicensed Products under Amendment One, with the exception of those terms which are inconsistent with the express terms of this Amendment.

9. With respect to each Sublicensed Product items #4, #5, #6, and #7, Licensee shall pay to Licensor a non-refundable advance of $40,000, for a total of $160,000, payable within thirty (30) days of Licensee's receipt of such amount from Prima, but in no event later than October 15, 2003. The advance for each Sublicensed Product item shall be recoupable against future royalties payable to Licensor for sales of such Sublicensed Product item. No other advance payment with respect to Sublicensed Product items #4, #5, #6 & #7 shall be due or payable.

10. Licensee and Prima shall use reasonable efforts to make Sublicensed Product items #4, #5, #6 & #7 available for purchase and delivery to the public on or before the following dates:

      (a) For Sublicensed Product #4: October 14, 2003 or the first day Licensed Product item #9 is first available for purchases by the public;

      (b) For Sublicensed Product #5: June 17, 2003 or the first day Licensed Product item #10 is first available for purchase by the public;

      (c) For Sublicensed Product #6: December 9, 2003 or the first day Licensed Product item #14 is first available for purchase by the public; and

      (d) For Sublicensed Product #7: October 14, 2003 or the first day Licensed Product item #15 is first available for purchase by the public


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11. With respect to each Sublicensed Product items #4, #5, #6 & #7, Licensee shall use its commercially reasonable best efforts to cause Prima to insert a DVD-ROM containing content provided by Licensor and Licensee (the "Limited DVDs"). For use in such Limited DVDs, Licensor shall provide Prima with a 22 minute episode and/or a 14 minute episode of any program or programs for which Licensor has the right to grant such use. All content of the Limited DVDs shall be subject to the approval of Licensor and shall be subject in all other respects to the terms of the Agreement and the Sublicense Agreement. With respect to the Limited DVDs, Prima shall be responsible for all of the following:

      (a) All costs associated with the production of the Limited DVD including authoring, mastering, replication, and insertion of the Limited DVD into the strategy guide;

      (b)   The design of the Limited DVD label and menu splash screen; and

      (c)   Marketing and advertising of the Limited DVD program.

12. (a) Licensee understands and agrees that Licensor shall have the right to license to G Net Media L.L.C. ("GNet") the exclusive right, at Licensor's sole discretion, to produce, market, sell, and distribute interactive digital strategy guides in DVD format based upon Licensed Products and containing portions of full motion video (each an "iGuide"). Any such license agreement(s) shall be at arms length and in accordance with industry standard terms and conditions, without regard to Licensor's status as a distributor of GNet products. For further clarity, iGuides shall not be made available to consumers online or via download, internet streaming or any similar technology. If Licensor elects, in its sole discretion, to license iGuides to GNet, one iGuide so licensed shall be based on Licensed Product #14. Furthermore, with respect to each Licensed Product item on which an iGuide is based, Licensee shall make reasonable efforts to provide all necessary digital assets of such Licensed Product available to GNet on the earliest date on which such digital assets are approved by all relevant parties. Such date is deemed to be no later than the beta stage of development of such Licensed Product.

      (b) Licensor shall pay to Licensee fifty percent (50%) of the royalty revenue actually received by Licensor from GNet with respect to the license of rights described in subparagraph (a) of this paragraph. Licensor warrants and represents that the royalty rate payable from GNet to Licensor with respect to the license of rights described in subparagraph (a) of this paragraph shall be no less than fifteen percent (15%) of GNet's "Net Revenue", defined as GNet's gross sales (or if GNet does not sell the guides directly, the gross sales of the seller or distributor of the iGuides on GNet's behalf) calculated at GNet's (or it seller's/distributor's) wholesale list price, less trade volume discounts, price protection chargebacks and actual returns. Licensee expressly acknowledges that Licensor will, under separate agreement, also be acting as distributor for iGuides and other GNet products, and that Licensee shall not be entitled to any fees or other revenue earned by Licensor as a result of Licensor acting in such capacity.

      (c) Payments and statements shall be made by Licensor to Licensee in the same frequency and in the same detail as Licensee is required to report and account to Licensor pursuant to the Agreement. In addition, with respect to Licensor's payment obligations under subparagraph (b) of this paragraph, Licensee shall have the same


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            audit rights and remedies Licensor has with respect to Licensee pursuant to the Agreement, except that the subject matter of any audit conducted in accordance herewith shall be limited to Licensor's payment obligations as set forth in this Section 12.

      (d) Licensor shall ensure that such iGuide shall be of high quality and shall be subject to Licensor's normal and customary approval procedures. Licensor shall ensure that no iGuide, nor any content thereof, reflects poorly on the Licensed Products, the Property, or Licensee. Licensor shall, as reasonably requested by Licensee, provide to Licensee samples of each iGuide during such iGuide's development process for Licensee's review and comment, provided, however, that Licensor shall have the final determination with respect to all creative and quality control matters. Notwithstanding the foregoing, each iGuide relating to the Licensed Products shall be subject to the reasonable written approval of Licensee with respect to the game strategies and the full motion video of the game play contained in the iGuide. Licensor shall not approve any such iGuide prior to receiving such approval from Licensee. In the event Licensee does not disapprove any iGuide within ten business days of its receipt of such iGuide from Licensor, such iGuide shall be deemed approved by Licensee.

      (e)   Licensor shall, at no cost to Licensee, provide Licensee with ten
            (10) copies of each iGuide title upon the initial commercial release of such iGuide.

      (f) Licensor shall not authorize GNet to call any iGuide the "Official Strategy Guide" or the "Official Guide" to the Licensed Product to which the iGuide relates.

      (g) Licensor shall use its commercially reasonable best efforts to cause GNet to include in each iGuide one (1) splash screen identifying and/or promoting Licensee's brand as provided by Licensee.

Except as amended herein, all of the other terms and conditions of the Agreement shall be in full force and effect. In the event of any inconsistency, incongruity or conflict, the terms and conditions of this document shall prevail.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

LICENSOR:
FUNIMATION PRODUCTIONS, LTD.,

A Texas limited partnership

By: /s/ Robert G. Brennan
   --------------------------------------
Name: Robert G. Brennan


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Title:   Director of Licensing

LICENSEE:

ATARI, Inc.

A Delaware corporation


By: /s/ Harry M. Rubin
      -----------------------------------

Name: Harry Rubin
      -----------------------------------

Title: Senior Executive Vice President
      -----------------------------------

EG


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